CLASS B DISTRIBUTION PLAN


I.    Investment Company:  FRANKLIN MUTUAL RECOVERY FUND

II.   Fund:  Same as Investment Company

III. Maximum Per Annum Rule 12b-1 Fees for Class B Shares (as a percentage of average daily net assets of the class)

      A. Distribution Fee:    0.75%

      B. Service Fee:         0.25%


               PREAMBLE TO CLASS B DISTRIBUTION PLAN

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") by the Investment Company named above (the "Fund") for the Class B shares (the "Class") of the Fund, as if Rule 12b-1 applied to the Fund, a closed-end management investment company, in compliance with the conditions imposed in an Order of Exemption from certain provisions of the 1940 Act, granted on October 21, 2003, by the U.S. Securities and Exchange Commission (the "Order"). The Plan shall take effect on the date the Class B shares of the Fund are first offered for sale (the "Effective Date of the Plan"). Under the Order, the Fund may offer and sell shares of different classes of the Fund with varying distribution related charges in compliance with Rules 12b-1, 18f-3 and 6c-10 under the 1940 Act and other conditions of the Order, as if the Fund were an open-end management investment company. The Plan has been approved by a majority of the Board of Trustees of the Fund (the "Board"), including a majority of the Board members who are not interested persons of the Fund and who have no direct, or indirect financial interest in the operation of the Plan (the "independent Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Fund and Franklin Mutual Advisers, LLC ("Advisers") and the terms of the underwriting agreement between the Fund and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of Advisers, under the Investment Management Agreement, and of Distributors, under the underwriting agreement, was fair and not excessive. The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

      The Board recognizes that Distributors has entered into an arrangement with a third party in order to finance the distribution activities of the Class pursuant to which Distributors may assign its rights to the fees payable hereunder to such third party. The Board further recognizes that it has an obligation to act in good faith and in the best interests of the Fund and its shareholders when considering the continuation or termination of the Plan and any payments to be made thereunder.

                                DISTRIBUTION PLAN

      1. (a) The Fund shall pay to Distributors a monthly fee not to exceed the above-stated maximum distribution fee per annum of the average daily net assets represented by shares of the Class, as may be determined by the Board from time to time.

           (b) In addition to the amounts described in (a) above, the Fund shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the average daily net assets represented by shares of the Class, as may be determined by the Fund's Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the independent Board members.

      2. (a) The monies paid to Distributors pursuant to Paragraph 1(a) above shall be treated as compensation for Distributors' distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling shares of the Class who have executed an agreement with the Fund, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the independent Board members, with respect to the sale of Class shares. In addition, such monies may be used to compensate Distributors for other expenses incurred to assist in the distribution and promotion of shares of the Class. Payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class, as well as for additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Fund, Distributors or its affiliates, or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels. None of such payments are the legal obligation of Distributors or its designee.

           (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board. None of such payments are the legal obligation of Distributors or its designee.

      3. In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Advisers, Distributors or other parties on behalf of the Fund, Advisers or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan and the purposes for which such expenditures were made, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

      5. (a) Distributors may assign, transfer or pledge ("Transfer") to one or more designees (each an "Assignee"), its rights to all or a designated portion of the fees to which it is entitled under paragraph 1 of this Plan from time to time (but not Distributors' duties and obligations pursuant hereto or pursuant to any underwriting agreement in effect from time to time, if any, between Distributors and the Fund), free and clear of any offsets or claims the Fund may have against Distributors. Each such Assignee's ownership interest in a Transfer of a specific designated portion of the fees to which Distributors is entitled is hereafter referred to as an "Assignee's 12b-1 Portion." A Transfer pursuant to this Section 5(a) shall not reduce or extinguish any claims of the Fund against Distributors.

           (b) Distributors shall promptly notify the Fund in writing of each such Transfer by providing the Fund with the name and address of each such Assignee.

           (c) Distributors may direct the Fund to pay any Assignee's 12b-1 Portion directly to each Assignee. In such event, Distributors shall provide the Fund with a monthly calculation of the amount to which each Assignee is entitled (the "Monthly Calculation"). In such event, the Fund shall, upon receipt of such notice and Monthly Calculation from Distributors, make all payments required directly to the Assignee in accordance with the information provided in such notice and Monthly Calculation upon the same terms and conditions as if such payments were to be paid to Distributors.

           (d) Alternatively, in connection with a Transfer, Distributors may direct the Fund to pay all or a portion of the fees to which Distributors is entitled from time to time to a depository or collection agent designated by any Assignee, which depository or collection agent may be delegated the duty of dividing such fees between the Assignee's 12b-1 Portion and the balance (such balance, when distributed to Distributors by the depository or collection agent, the "Distributors' 12b-1 Portion"), in which case only Distributors' 12b-1 Portion may be subject to offsets or claims the Fund may have against Distributors.

      6. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the independent Board members, cast in person at a meeting called for the purpose of voting on the Plan. In determining whether there is a reasonable likelihood that the continuation of the Plan will benefit the Fund and its shareholders, the Board may, but is not obligated to, consider that Distributors has incurred substantial cost and has entered into an arrangement with a third party in order to finance the distribution activities for the Class.

      7. This Plan may be terminated at any time by vote of a majority of the independent Board members of the Fund, or by vote of a majority of the outstanding voting securities of such Class, and any agreements entered into pursuant to this Plan may be terminated, without penalty, at any time by vote of a majority of the independent Board members of the Fund, or by vote of a majority of the outstanding voting securities of such Class, on not more than sixty (60) days' written notice to any other party to the agreement, and shall terminate automatically in the event of any act that constitutes an assignment (as defined in the Act) of such agreement or of the Investment Management Agreement between the Fund and Advisers. Upon termination of this Plan with respect to the Class, the obligation of the Fund to make payments pursuant to this Plan with respect to the Class shall terminate, and the Fund shall not be required to make payments hereunder beyond such termination date with respect to expenses incurred in connection with Class shares sold prior to such termination date, provided, in each case that each of the requirements of a Complete Termination of this Plan in respect of such Class, as defined below, are met. For purposes of this Section 7, a "Complete Termination" of this Plan in respect of the Class shall mean a termination of this Plan in respect of the Class, provided that: (i) the independent Board members of the Fund shall have acted in good faith and shall have determined that such termination is in the best interest of the Fund and the shareholders of the Fund and the Class; (ii) and the Fund does not alter the terms of the contingent deferred sales charges applicable to Class shares outstanding at the time of such termination; and
(iii) unless Distributors at the time of such termination was in material breach under the underwriting agreement in respect of the Fund, the Fund shall not, in respect of such Fund, pay to any person or entity, other than Distributors or its designee, either the payments described in paragraph 1(a) or 1(b) or in respect of the Class shares sold by Distributors prior to such termination.

      8. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of the Class of the Fund.

      9. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the independent Board members cast in person at a meeting called for the purpose of voting on any such amendment.

      10. So long as the Plan is in effect, the selection and nomination of the Fund's independent Board members shall be committed to the discretion of such independent Board members.

      This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Fund and Distributors as evidenced by their execution hereof.


Date:  November 3, 2003



Franklin Mutual Recovery Fund


By:     /S/ MURRAY L. SIMPSON
     ------------------------------
         Murray L. Simpson
Title:   Vice President & Secretary


Franklin/Templeton Distributors, Inc.


By:     /S/ BARBARA J. GREEN
     ------------------------------
          Barbara J. Green
Title:    Secretary